EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                  OF BYLAWS OF
                                    APEX INC.

         The undersigned Secretary of Apex Inc., hereby certifies that Article II, Section 10 of the Bylaws of this corporation was amended on January 28, 2000, by the Board of Directors of this corporation such that such Section now reads in its entirety as follows:

         Section 10 NOMINATIONS AND PROPOSALS. Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders may be made at any meeting of shareholders only (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board, or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in these Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this
Article II, Section 10.

         In addition to any other applicable legal or regulatory requirements, for nominations or other business to be properly brought before a shareholders meeting by a shareholder pursuant to clause (c) of the preceding sentence, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation, and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation and received by the Secretary not later than 60 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was first mailed to shareholders. In no event shall the public announcement of an adjournment of a shareholders meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (a) as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (or any successor thereto) and Rule 14a-11 thereunder (or any successor thereto) (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owners, and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner. Notwithstanding any provision herein to the contrary, no business shall be conducted at a shareholders meeting except in accordance with the procedures set forth in this Article II, Section 10. The person presiding over the shareholders meeting shall, if the facts warrant, determine and declare at the meeting that the nomination was not properly made or that the business was not properly brought before the meeting, as the case may be, in accordance with the provisions of this Article II, Section 10, and, if he should so determine, he shall so declare at the meeting that any such person not properly nominated shall not be eligible to receive votes in the election of directors at the meeting or that any such business not properly brought before the meeting shall not be transacted, as the case may be.

         This Certificate of Amendment of Bylaws shall be effective as of this 28th day of January, 2000.

                                              /s/  Samuel F. Saracino
                                        ----------------------------------------
                                        Samuel F. Saracino, Secretary